  IDT Reports Results for Third Quarter of Fiscal Year 2004

•	Revenues Up 24.4% Year-over-Year to a Record $565.7 Million
•	Gross Profit Dollars Up 27.1% Year-over-Year, to a Record $136.9 Million
•	IDT Entertainment Revenues Surge for Second Consecutive Quarter; Division Generates Operating Income
•	Reorganization of IDT Solutions/Winstar Well Underway

NEWARK, N.J. — June 10, 2004 —IDT Corporation (NYSE: IDT, IDT.C) today reported record revenues of $565.7 million for the third quarter of its Fiscal Year 2004, the three months ended April 30, 2004. Revenues for the third quarter increased 7.3% from the prior quarter and 24.4% year-over-year.

Gross profits for the third quarter of Fiscal Year 2004 were $136.9 million, or 24.2% of revenues, as compared to gross profits of $130.9 million, or 24.8% of revenues last quarter, and gross profits of $107.8 million, or 23.7% of revenues, in the third quarter of Fiscal Year 2003. SG&A expenses in the quarter increased to 23.3% of revenues, compared with 22.0% in the preceding quarter and 23.1% in the year-ago period. On May 12, 2004, the Company announced a reorganization of its Winstar/IDT Solutions division and a reutilization plan for the Winstar assets. The Company recorded restructuring and impairment charges of $39.9 million in the quarter, of which $28.1 million related to the reorganization of Winstar/IDT Solutions and $10.4 million related to undersea fiber that Tycom was to deliver to IDT in connection with the settlement of a litigation, but failed to do.

The loss from operations for the third quarter of Fiscal Year 2004 was $58.4 million, compared to losses from operations of $16.2 million and $37.9 million for the second quarter of Fiscal Year 2004 and the third quarter of Fiscal Year 2003, respectively. The net loss for the third quarter of Fiscal Year 2004 was $76.8 million, or ($0.84) per share, as compared to a net loss of $9.3 million, or ($0.12) per share, in the third quarter of Fiscal Year 2003.

Cash balances and marketable securities stood at $1.045 billion, including $136.8 million held by Net2Phone, as of the close of the third quarter of Fiscal Year 2004.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues			Income (Loss) from Operations
$ millions	Q3 ’04	Q2 ’04	Q3 ’03	Q3 ’04	Q2 ’04	Q3 ’03
IDT Retail Telecom	$343.3	$329.1	$299.9	$22.6	$25.4	$21.8
IDT Wholesale Telecom	138.5	131.5	109.2	(4.5)	(4.0)	(6.1)

IDT Telecom Total	481.9	460.5	409.0	18.1	21.4	15.7
IDT Entertainment	40.7	23.2	0.2	2.4	(1.1)	(0.6)
IDT Solutions	17.2	19.4	20.8	(55.4)	(15.4)	(19.6)
IDT Menlo Park	5.1	5.3	5.3	(12.4)	(1.6)	(1.7)
Voice over IP	20.8	18.6	19.6	0.9	(8.6)	(9.8)
Corporate				(11.9)	(10.8)	(21.8)

Total IDT	$565.7	$527.0	$454.9	($58.4)	($16.2)	($37.9)

“In this reporting period IDT made significant progress,” said Jim Courter, CEO. “As Einstein said, ‘Not everything that can be counted counts, and not everything that counts can be counted.’ We are investing in our telecom business and taking the hard steps that will end the cash burn at Winstar. As we go forward, our bottom line, which does count, will ‘count up’ nicely.”

RESULTS OF OPERATIONS

IDT Telecom Division

IDT Telecom revenues for the third quarter of Fiscal Year 2004 increased 17.8% year-over-year and 4.6% sequentially. The third quarter of Fiscal Year 2004 represented the eleventh consecutive quarter of revenue growth and positive operating income. Gross margins were 23.6%, a 50 basis point improvement over the second quarter and 90 basis points higher than in last year’s third quarter.

Income from operations increased 15.4% year-over-year and declined 15.4% from the second quarter of Fiscal Year 2004. The sequential decrease in operating earnings is due to an increase in SG&A expenses, primarily representing advertising and other costs related to the continued roll-out of the America Unlimited local/long distance calling plan. These efforts included the introduction of service into new states, as well as increased penetration of existing markets.

IDT Telecom minutes of use for the third quarter were approximately 5.0 billion minutes, an increase of 18.6% year-over-year and 1.3% sequentially.

IDT Telecom Line of Business Detail1

	Revenues			Gross Profit Margins
$ millions	Q3 ’04	Q2 ’04	Q3 ’03	Q3 ’04	Q2 ’04	Q3 ’03
Calling Cards	$277.9	$285.3	$260.9	23.2%	24.3%	22.2%
Consumer Phone Services	65.4	43.8	39.0	51.8%	50.5%	55.6%

Total Retail	343.3	329.1	299.9	28.7%	27.8%	26.5%
Wholesale	138.5	131.5	109.2	11.0%	11.3%	12.2%

Total Telecom	$481.8	$460.5	$409.0	23.6%	23.1%	22.7%

IDT Retail Telecom

IDT Retail Telecom revenues for the third quarter increased 14.5% year-over-year, and 4.3% from the second quarter of Fiscal Year 2004. Income from operations for the third quarter increased 4.0% year-over-year but declined 10.8% sequentially.

•	The calling card business introduced several aggressively priced cards in nearly all of its major markets during the third quarter of Fiscal Year 2004. Results for the third quarter reflect little of the revenue potential of these new card launches. As a result, calling card gross margins declined 1.1% from their second quarter level, but remained 1.0% higher than during last year’s third quarter. Revenues also declined 2.6% sequentially, primarily a lagged effect of the price increases in the prior quarter. Strong revenue growth resumed early in the Company’s fourth fiscal quarter, with minutes-of-use and revenues reaching record monthly levels during May, driven primarily by these newly launched cards.

•	Consumer phone services generated revenues of $65.4 million in the third quarter, up from $43.8 million in the second quarter of Fiscal Year 2004 and $39.0 million in the year-ago period. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the U.S. for a fixed monthly fee, grew to 224,000 by the end of the third quarter. The service is now offered in 12 states. We anticipate initiating service in California during the fourth quarter. In addition, the Company had 451,000 long distance-only customers at the end of the third quarter.

•	Retail gross margins improved 90 basis points sequentially and 2.2% year-over-year, primarily because of the increasing importance of consumer phone service in the product mix. Retail Telecom SG&A expenses increased 15.1% sequentially and 31.3% year-over-year, largely due to advertising expenses for the America Unlimited calling plan. During the quarter, IDT Telecom also incurred significant marketing costs related to the introduction of its consumer phone service in the U.K., which is being marketed under the “Toucan” brand.

IDT Wholesale Telecom

During the third quarter of Fiscal Year 2004, IDT Wholesale Telecom achieved record quarterly revenues of $138.5 million. Revenues for the quarter increased 26.9% year-over-year and 5.4% sequentially. The sequential growth was a result of expanded wholesale carrier operations in Europe, Latin America and Asia. Throughout all regions of operation, expanding business with Tier 1 carriers continues to drive growth.

Wholesale carrier gross margins were 11.0% in the third quarter, down from 11.3% in the second quarter, and 12.2% in last year’s third quarter. The reduction in margins was the result of a lower-margin mix of destinations. Gross profit dollars per minute were virtually unchanged from the prior quarter.

Telecom International Operations

IDT Telecom’s international operations continue to account for a growing proportion of overall revenues, with non-U.S. revenue representing 24.7% of total revenues during the third quarter, compared to 23.5% in the second quarter and 21.4% in the third quarter of Fiscal 2003. The Company is experiencing growth in all of its major international divisions, including Western Europe, Russia, Latin America and Asia-Pacific.

IDT Telecom has begun to build out its Asia-Pacific gateway switching facility in Hong Kong. Upon completion of the project, anticipated in early Fiscal 2005, IDT Telecom will possess the network infrastructure necessary to pursue its aggressive expansion plans, which will involve both wholesale carrier and retail calling card operations in several countries in the region. We anticipate that the Asia-Pacific operation will be a key revenue driver in Fiscal 2005 and beyond.

IDT Entertainment

IDT Entertainment revenues grew to $40.7 million for the third quarter of Fiscal Year 2004, compared to revenues of $23.2 million in the prior quarter and revenues of $221,000 in the third quarter of Fiscal Year 2003. The 75.7% revenue improvement over the second quarter was primarily due to the inclusion of revenues from Anchor Bay Entertainment and Mainframe Entertainment for the entire third quarter, compared with their inclusion for only about half of the prior quarter, when these businesses were acquired. Furthermore, the third quarter is typically the strongest quarter for Film Roman, which contributed significantly to this quarter’s financial results.

The third quarter of Fiscal Year 2004 was IDT Entertainment’s first quarter of operating profits, recording income from operations of $2.4 million, compared to operating losses of $1.1 million in the prior quarter and $621,000 in the third quarter of Fiscal Year 2003. Gross margins were essentially unchanged from the prior quarter, and SG&A expenses (including non-cash compensation) improved from 29.4% of revenues in the second quarter of Fiscal Year 2004 to 21.7%. Although the Company may benefit from equity stakes in some of its productions, IDT Entertainment’s earnings in the near term will be primarily generated by its licensing and distribution business and by service contract work. By Fiscal Year 2006, in addition to ongoing contract and distribution activities, the Company expects to bring several of its own projects to market. These are expected to include the theatrical release of IDT Entertainment’s first two feature films based on internally developed content.

During the third quarter of Fiscal Year 2004, IDT Entertainment completed the acquisition of DKP Effects, a 3-D animation and special effects production company with an international reputation for excellence for the high-end, digital visual effects it has produced for feature films, television, video features and commercials. DKP Effects produces several video features, including the Veggie Tales series and Scourge of the Worlds. DKP also produced Game Over, an animated TV series.

In addition, IDT Entertainment just consummated the acquisition of Manga Entertainment, one of the largest distributors of Japanese “anime” outside of Asia, with rights to over 300 titles including the critically acclaimed film “Ghost in the Shell”. Over the last 10 years, Manga has played an important role in establishing the market for “anime” in Europe and the United States.

On the creative content front, the Company has concluded an agreement with Stan Lee (co-creator of Spider Man, the Hulk and X-Men) to co-produce and distribute at least six animated properties based on new original Stan Lee characters for broadcast and direct to DVD distribution under the heading “Stan Lee Presents.” IDT Entertainment has also entered into a multi-faceted development, production, and distribution agreement with Todd McFarlane Productions (“TMP”) to produce animated programming and merchandise based on the TMP-character Spawn and other TMP original characters and properties. Grammy- and Emmy-winning Producer/Director Todd McFarlane will oversee all aspects of development and production, as executive producer.

IDT Solutions

On May 12, 2004, the Company announced a reorganization of its Winstar/IDT Solutions division. The reorganization entails a substantial de-emphasis of IDT Solutions’ CLEC business, by ending the provision of retail switched communications services to commercial customers. IDT Solutions plans on redirecting its assets towards providing private line services, wholesale services and spectrum leasing to government and government integrators, telecommunications and cable companies and mobile and fixed line carriers, as well as backhaul services.

The following steps have been taken as part of the reorganization process:

•	Discontinuation notices were sent in April to commercial customers representing approximately 70% of revenues. June 15th will mark the required 60-day notification period for termination of service for most of these customers. In addition to the mandatory notification period, approvals from the FCC and from state Public Utility Commissions are required prior to effectuating any service terminations. As such, IDT Solutions is working closely with these regulatory bodies in order to obtain the necessary service termination approvals.

•	Approximately 25% of the customer base, consisting mainly of customers in the greater New York and Washington DC areas, is expected to begin a migration process to another carrier later this month and/or begin a service discontinuation process. It is expected that these processes will last for 60-90 days, at which time once again approvals from the FCC and state PUCs will be required before services are terminated.

•	IDT Solutions is working closely with the GSA to find an alternative provider of services to IDT Solutions government customers receiving switched services that meets with the appropriate approval. Until such a time, the current level of service being provided those government customers will be fully preserved.

•	The total cash outlay during Q4 and beyond associated with this restructuring is estimated to be in the $50 - $60 million range, and including funding IDT Solution’s operational cash burn through the completion of the reorganization process, early terminations of connectivity and real estate leases and site clean-up costs, the reduction of a 400 employee workforce, and the net payment of outstanding liabilities as of the end of Q3, consisting mainly of connectivity related obligations. The total loss from operations in Q4 and beyond associated with this restructuring is estimated to be in the $25 - $30 million range. This is an estimate, as several components of these costs have not yet been negotiated.

IDT Solutions recorded revenues of $17.2 million in the third quarter, as compared to revenues of $19.4 million in the prior quarter and revenues of $20.8 million in the third quarter of Fiscal Year 2003. Operating losses were $55.4 million (including a $28.1 million reorganization charge), versus $15.4 million in the prior quarter and $19.6 in the year-ago period.

Voice over IP

IDT’s Voice over IP business segment reflects mostly the operations of Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Net2Phone issued a press release with respect to its results for the third quarter of Fiscal Year 2004, the three months ended April 30, 2004, on June 9, 2004. Set forth below is a brief description of Net2Phone’s results as they are consolidated into IDT’s results. Primarily because of the elimination of intercompany transactions in IDT’s consolidated results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidation. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information are incorporated into this release and such releases, reports and information do not form a part of this release.

Voice over IP income from operations was $0.9 million on revenues of $20.8 million in the third quarter of Fiscal Year 2004, compared to a loss from operations of $9.8 million on revenues of $19.6 million in the third quarter of Fiscal Year 2003 and a loss from operations of $8.6 million on revenues of $18.6 million recorded in the second quarter of Fiscal Year 2004.

IDT’s net loss for the third quarter of Fiscal Year 2004 includes only its approximately 19.8% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net income attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’ We have extended the arrangement giving IDT voting control over Net2Phone until December 1, 2004. Therefore, we expect to continue to consolidate Net2Phone at least until then.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, June 10, 2004, for analysts, investors and the general public, at 4:30 PM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #4840003 for domestic callers, or 1-973-341-3080, passcode #4840003 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications and entertainment company. IDT’s primary telecommunications offerings are prepaid and rechargeable calling cards, wholesale carrier services and consumer and business local and long distance phone services. IDT’s entertainment business is comprised of complementary operations and investments that enable IDT to acquire, develop, finance, produce and distribute animated and other entertainment content. IDT also operate various media-related businesses including brochure distribution and radio operations.

IDT conducts its business primarily through the following operating divisions:

IDT Telecom. IDT Telecom is IDT’s largest operating division, offering retail and wholesale telecommunications services. IDT Telecom offers its retail customers calling cards, consumer long distance and local and bundled phone services. In its calling card operations, IDT Telecom focuses on traditionally underserved segments of the market. IDT Telecom offers wholesale services to other carriers, focusing on serving the world’s largest telecommunications providers. IDT’s telecommunications infrastructure consists of more than 220 switches and an integrated global network of owned and leased transmission capacity. IDT also maintains direct relationships with more than 100 foreign and state-owned or state-sanctioned post, telephone and telegraph companies as well as with over 200 other carriers.

IDT Entertainment. IDT Entertainment, IDT’s second largest operating division, operates IDT’s animation and entertainment distribution businesses. IDT Entertainment has developed the Global Animation Studio protocol, a proprietary software system that allows numerous animators at diverse locations to work cooperatively and simultaneously on the same animation project. IDT Entertainment is in the early stages of production on three computer-generated, or CG, animated feature films in addition to multiple direct to DVD projects. Through its wholly owned subsidiary, Anchor Bay Entertainment, IDT Entertainment distributes videos to mass merchants and other retailers. Anchor Bay’s library consists of over 3,500 owned or licensed video titles, including the Thomas the Tank Engine series, the Halloween series, and the Crunch fitness series. This library provides IDT Entertainment a significant recurring revenue stream, proprietary rights to future video productions and distribution access to the key mass merchandisers and video retailers such as Wal-Mart, Target, Blockbuster Video, Best Buy and Kmart. Through its wholly owned subsidiary DKP Effects and its partially owned subsidiaries Film Roman and Mainframe Entertainment, IDT Entertainment is engaged in 2D and CG animation and special effects contract work for a variety of producers of feature films, TV, direct-to-video and interactive gaming.

Voice over IP. Net2Phone, which operates IDT’s Voice over IP business, is a leading provider of VoIP telephony services. Net2Phone delivers telephony solutions to businesses and consumers in over 200 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies. Net2Phone also offers cable operators a fully outsourced telephony platform to deliver high-quality residential phone services to their subscribers, enabling them to compete with traditional phone companies.

IDT Menlo Park. IDT Menlo Park consists primarily of IDT’s brochure distribution, radio operations and new technology ventures. CTM Brochure Distribution distributes travel brochures to over 10,000 racks in hotel lobbies and other tourist-related access points. IDT’s radio operations consist of a radio station (WMET) serving the Washington, D.C. metropolitan area and Liberty Broadcasting, a syndicator of talk radio with programming carried on over 750 radio stations.

IDT Solutions. Winstar Holdings, whose services IDT has marketed under the trade name IDT Solutions, is a broadband and telephony service provider to commercial and government customers. IDT Corporation has commenced a reorganization of the IDT Solutions/Winstar division. Retail services to commercial customers are being discontinued, and the division’s assets are being redirected towards providing backhaul services, private line services, wholesale services and spectrum leasing to government and government integrators, telecommunications and cable companies and mobile and fixed line carriers.

IDT Corporation’s Class B common stock and common stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Such factors, include, but are not limited to, that fact that: each of IDT’s telecommunications business lines is highly sensitive to declining prices, which could adversely affect IDT’s revenues and margins; because IDT’s prepaid calling cards generate the bulk of IDT’s revenues, IDT’s financial results are substantially dependent upon success in that area; IDT may not be able to obtain sufficient or cost-effective termination capacity to particular destinations to keep up with the growth of minutes of use to such destinations; termination of IDT’s carrier agreements with foreign partners or IDT’s inability to enter into carrier agreements in the future could materially and adversely affect IDT’s ability to compete in foreign countries; IDT’s revenues and growth will suffer if IDT’s distributors and sales representatives, particularly Union Telecard, fail to effectively market and distribute IDT’s prepaid calling cards and other services; IDT Solutions has incurred significant losses since its inception and IDT’s recently announced restructuring efforts may be more costly than anticipated; IDT has incurred significant losses since inception, and may continue to do so; IDT’s growth strategy depends in part, on our acquiring and integrating complementary businesses and assets and expanding existing operations, which IDT may not be able to do; federal, state and international government taxation and regulations may reduce IDT’s ability to provide services; telecommunications regulations of other countries may restrict IDT’s operations; and the infringement or duplication of our proprietary technology could increase IDT’s competition and IDT could incur substantial costs in defending or pursuing any claims relating to proprietary rights; external factors in the motion picture and television industries and those factors described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
Mary Jennings Director, Investor Relations 973-438-3124	Gil Nielsen VP, IDT Corporate Communications 973-438-4002

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenues	$565,664	$454,870	$1,605,692	$1,348,808
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	428,732	347,117	1,218,994	1,036,172
Selling, general and administrative	132,016	104,967	354,620	316,863
Depreciation and amortization	24,631	22,349	72,584	65,279
Settlement of litigation	—	—	—	(58,034)
Non-cash compensation (all of which is attributable to selling, general and administrative)	(1,228)	16,629	7,375	23,762
Restructuring, severance and impairment charges	39,879	1,707	45,083	9,033

Total costs and expenses	624,030	492,769	1,698,656	1,393,075

Loss from operations	(58,366)	(37,899)	(92,964)	(44,267)
Interest income, net	5,062	6,721	16,486	21,345
Other income (expense):
Gain on sale of subsidiary stock	—	22,422	9,418	22,422
Arbitration award	—	—	21,618	—
Equity in loss of affiliates	—	—	—	(3,811)
Investment and other income (expense), net	(1,760)	(10,362)	15,119	(15,365)

Loss before minority interests and income taxes	(55,064)	(19,118)	(30,323)	(19,676)
Minority interests	(18,026)	(1,003)	(30,659)	(46,953)
(Provision for) benefit from income taxes	(3,759)	10,818	(11,417)	40,776

Net loss	$(76,849)	$(9,303)	$(72,399)	$(25,853)

Earnings per share:
Net loss:
Basic	$(0.84)	$(0.12)	$(0.84)	$(0.32)
Diluted	$(0.84)	$(0.12)	$(0.84)	$(0.32)
Weighted-average number of shares used in calculation of earnings per share:
Basic	91,065	80,262	86,436	79,808

Diluted	91,065	80,262	86,436	79,808

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2004	July 31, 2003
	(Unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$161,651	$99,046
Marketable securities	861,555	921,669
Trade accounts receivable, net	180,147	126,303
Other current assets	106,613	81,304

Total current assets	1,309,966	1,228,322
Property, plant and equipment, net	271,295	286,807
Goodwill	80,963	41,651
Licenses and other intangibles, net	25,255	23,503
Investments	65,914	41,628
Restricted cash	21,535	23,064
Other assets	58,476	87,367

Total assets	$1,833,404	$1,732,342

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$128,891	$106,836
Accrued expenses	201,985	186,254
Deferred revenue	141,318	145,343
Capital lease obligations—current portion	19,382	27,862
Other current liabilities	5,538	8,061

Total current liabilities	497,114	474,356
Deferred tax liabilities, net	144,590	143,542
Capital lease obligations—long-term portion	31,397	45,084
Other liabilities	46,228	24,486

Total liabilities	719,329	687,468
Minority interests	141,576	147,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at April 30, 2004 and July 31, 2003, respectively; 20,509,468 and 22,067,468 shares outstanding at April 30, 2004 and July 31, 2003, respectively	205	221
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at April 30, 2004 and July 31, 2003	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 65,816,217 and 56,342,853 shares issued at April 30, 2004 and July 31, 2003, respectively; 63,835,120 and 50,102,100 shares outstanding at April 30, 2004 and July 31, 2003, respectively	638	501
Additional paid-in capital	755,746	654,170
Treasury stock, at cost, consisting of 4,565,392 and 3,007,392 shares of common stock and 1,981,097 and 6,240,753 shares of Class B common stock at April 30, 2004 and July 31, 2003, respectively	(105,523)	(150,603)
Deferred compensation	(17,801)	—
Accumulated other comprehensive loss	10,315	(8,080)
Retained earnings	328,821	401,220

Total stockholders’ equity	972,499	897,527

Total liabilities and stockholders’ equity	$1,833,404	$1,732,342

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2004	2003
	(In thousands)
Net cash provided by operating activities	$21,628	$9,204
Investing activities
Capital expenditures	(61,189)	(51,436)
Repayment (issuance) of notes receivable	17,056	(6,971)
Investments and acquisitions, net of cash acquired	(82,429)	(10,348)
Sales and maturities of marketable securities	2,040,661	1,648,484
Purchases of marketable securities	(1,944,625)	(1,741,131)

Net cash used in investing activities	(30,526)	(161,402)
Financing activities
Proceeds from exercise of stock options	51,544	10,046
Proceeds from exercise of stock options of Net2Phone	5,436	—
Proceeds from offering of common stock by Net2Phone	53,069	—
Proceeds from sale of subsidiary stock	—	25,000
Cash restricted against letters of credit	1,528	(21,290)
Repayments of capital lease obligations	(23,502)	(19,509)
Distributions to minority shareholders of subsidiaries	(19,092)	(16,079)

Net cash provided by (used in) financing activities	68,983	(21,832)
Effect of exchange rate changes on cash and cash equivalents	2,520	1,981

Net increase (decrease) in cash and cash equivalents	62,605	(172,049)
Cash and cash equivalents, beginning of period	99,046	415,464

Cash and cash equivalents, end of period	$161,651	$243,415

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED APRIL 30, 2004

(Segment data is shown net of effect of inter-segment transactions. Columns in table may not add due to rounding.)

(In thousands)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Enter- tainment	IDT Solutions	Voice Over IP	IDT Menlo Park	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$565,664	$138,516	$343,345	$40,736	$17,202	$20,751	$5,114	—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	428,732	123,279	244,893	28,310	20,112	12,090	48	—
Selling, general and administrative	132,016	14,129	61,894	8,303	20,864	11,754	6,256	8,818
Depreciation and amortization	24,631	5,215	11,230	1,207	3,033	2,668	667	611
Non-cash compensation (all of which is attributable to selling, general & administrative)	(1,228)	441	1,766	556	458	(7,058)	89	2,520
Restructuring, severance and impairment charges	39,879	—	920	—	28,113	420	10,425	—

Total costs and expenses	624,030	143,064	320,703	38,376	72,580	19,874	17,485	11,949

Income (loss) from operations	$(58,366)	$(4,548)	$22,642	$2,360	$(55,378)	$877	$(12,371)	$(11,949)
Interest income, net	5,062
Investment and other income (expense), net	(1,760)

Loss before minority interests and income taxes	(55,064)
Minority interests	(18,026)
Provision for income taxes	(3,759)

Net loss	$(76,849)